18 July, 2013

CREDIT TERMS AND CONDITIONS

UP TO USD Four Hundred Fifty Thousand ($ 450,000) Murabaha Facility

Nature of Transaction:

This Term Sheet represents the current contractual relationship of the commodity trade transaction(s) whereby the Beneficiary purchased on a deferred basis a specified Commodity from London Metal Exchange and immediate sold it on spot to produce immediate cash to be used as working Capital for the Beneficiary.

At the conclusion the transaction the Beneficiary had available cash and at the same future debt payment representing the purchase proceeds. The difference between the purchase deferred price and the spot sale price constitute the cost of financing in the books of the Beneficiary. This transaction is referred to as Murabaha

Purpose	:	To provide working capital financing i for of Murabaha Facility of up to USD Four Hundred Fifty Thousand Only ($ 450,000) in favour of E&P Co. to fund business and operating activities.

Beneficiary	:	E&P Co. LLC.

Financier	:	Rasan Private Equity Inc.

Facility Amount	:	USD Four Hundred Fifty Thousand ($ 450,000)

Disbursement Date	:	18th July 2013

deferred sales price	:	$ 470,091

Maturity Date	:	31st October 2014

Profit rate	:	3.5% per annum based on the actual 365 days year

Murabaha Payments	:	One payment of the deferred sales price on 31st October 2014

Security		Corporate Guarantee of the Beneficiary

Documentation	:	As per Murabaha Financing Facility dated 18th July 2013

Credit Terms and Conditions US $ 450,000	Page 1 of 1